Exhibit (k)(3)

SUB-ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made as of June 23, 2011 by and between The Northern Trust Company, an Illinois banking corporation ("TNT"), Northern Trust Investments, Inc., an Illinois State bank, (the "Company") and the NT Equity Long/Short Strategies Fund (the "Fund").
W I T N E S S E T H:

WHEREAS, the Company provides administration services to the Fund, which is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");
WHEREAS, certain persons performing administration services are employed by TNT; and
WHEREAS, the Company wishes to retain TNT to provide regulatory administration services with respect to the Fund, and TNT wishes to furnish such services.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:
1.           Definitions.  As Used in this Agreement:
(a)	"1933 Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder, all as amended from time to time.
(b)	"1934 Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, all as amended from time to time.
(c)	"1940 Act" means the Investment Company Act of 1940 and rules and regulations promulgated thereunder, all as amended from to time.
(d)	"Authorized Person" means any officer of the Company or Fund and any other person duly authorized by the Company's or Fund's Board of Trustees to give Oral

Instructions and Written Instructions on behalf of the Company or the Fund.  An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
(e)
"Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f)
"Oral Instructions" means instructions other than Written Instructions received by TNT from an Authorized Person or from a person reasonably believed by TNT to be an Authorized Person.  TNT may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)	"SEC" means the Securities and Exchange Commission.
(h)	"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.
(i)	"Shares" means the shares of beneficial interest of the Fund.
(j)
"Written Instructions" means written communication signed by a person reasonably believed to be an Authorized Person and received by TNT.  The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.           Appointment.  The Company hereby appoints TNT to provide regulatory administration services with respect to the Fund, in accordance with the terms set forth in this Agreement.  TNT accepts such appointment and agrees to furnish such services.

3.           Compliance with Rules and Regulations.
TNT undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by TNT hereunder.  Except as specifically set forth herein, TNT assumes no responsibility for such compliance by the Fund.
4.           Instructions.
(a)	Unless otherwise provided in this Agreement, TNT shall act only upon Oral Instructions or Written Instructions.
(b)
TNT shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by TNT to be an Authorized Person) pursuant to this Agreement.  TNT may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until TNT receives Written Instructions to the contrary.

5.           Right to Receive Advice.
(a)	Advice of the Company. If TNT is in doubt as to any action it should or should not take, TNT may request directions or advice, including Oral Instructions or Written Instructions, from the Company.
(b)	Advice of Counsel. If TNT shall be in doubt as to any question of law pertaining to action it should or should not take, TNT may request advice from counsel of its own choosing (who may be counsel for the Company, the Fund, the Fund's investment adviser or TNT, at the option of TNT).
(c)
Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions TNT receives from the Company and the advice TNT receives from counsel, TNT may rely upon and follow the advice of counsel.

(d)
Protection of TNT.  TNT shall be indemnified by the Company and without liability for any action TNT takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions TNT receives from or on behalf of the Company or from counsel and which TNT believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions.  Nothing in this Section 5 shall be construed so as to impose an obligation upon TNT (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.           Records.
(a)
The books and records pertaining to the Fund which are in the possession or under the control of TNT shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund, the Company and Authorized Persons shall have access to such books and records at all times during TNT's normal business hours.  Upon the reasonable request of the Fund or the Company, copies of any such books and records shall be promptly provided by TNT to the Fund, the Company or to an Authorized Person, at the Company's expense.
7.           Confidentiality.  Each party shall keep confidential any information relating to the Fund and the other party's business ("Confidential Information").  Each party shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of Confidential Information of the Fund ("Fund Information") as it would exercise to protect its own Confidential Information.  Each party may use Fund Information only to exercise their respective rights or perform their respective duties under this Agreement.  Except as otherwise required by law, neither party shall duplicate, sell or disclose to others Fund Information, in whole or in part, without the prior written permission of the Fund.  Each party may, however, disclose Fund Information to its respective employees who have a need to know the Fund Information to perform work for the other party or the Fund, provided that each party shall use reasonable efforts to ensure that the Fund Information is not duplicated or disclosed by their respective employees in breach of this Agreement.  Either party may disclose Fund Information to independent contractors, auditors and professional advisors, provided they first agree to be bound by confidentiality obligations similar to this Section 7.  Notwithstanding the previous sentence, in no event shall either party disclose the Fund Information to any competitor of the Fund without specific, prior written consent of the Fund.
Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or

TNT, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, the Company or TNT a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party or the Fund which now exist or come into the control of possession of the other; (e) with respect to the Fund, all records and other information relating to the Fund and its prior, present or potential shareholders (and clients of such shareholders); and (f) anything designated as confidential.  Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party, (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a cowl order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party (except in the case of Fund Information); or (g) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 7 shall survive termination of this Agreement.
8.           Liaison with Accountants.  TNT shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to the Fund's independent public accountants for the expression of their opinion, as required by the Company.
9.           Disaster Recovery.  TNT shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, TNT shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions.  TNT shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by TNT's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.
10.           Compensation.  As compensation for services rendered by TNT during the term of this Agreement, the Company or the Fund will pay to TNT a fee or fees as may be agreed to in writing by the Company and TNT.
11.           Indemnification.  The Company agrees to indemnify, defend and hold harmless the Fund and TNT and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which TNT takes in connection with the provision of services to the Company or the Fund.  Neither TNT, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by TNT's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of TNT's activities under this Agreement.  The provisions of this Section 11 shall survive termination of this Agreement.
12.           Responsibility of TNT.
(a)
TNT shall be under no duty to take any action hereunder on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by TNT and the Company in a written amendment hereto.  TNT shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  TNT shall use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement.  TNT shall be liable only for any damages arising out of TNT's failure to perform its duties under this Agreement to the extent such damages arise out of TNT's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)
Notwithstanding anything in this Agreement to the contrary, (i) TNT shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) TNT shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which TNT reasonably believes to be genuine.
(c)
Notwithstanding anything in this Agreement to the contrary, neither TNT nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by TNT or its affiliates.

(d)	Each party shall have a duty to mitigate damages for which the other party may become responsible.
(e)	The provisions of this Section 12 shall survive termination of this Agreement.
(f)
Notwithstanding anything in this Agreement to the contrary, TNT shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Company or for any failure to discover any such error or omission.

13.           Description of Administration Services.  TNT will perform the sub-administration services set forth in Schedule A attached hereto with respect to the Fund.
14.           Duration and Termination.  This Agreement shall continue until terminated by the Company or by TNT on sixty (60) days prior written notice to the other party.  In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by TNT, will be borne by the Company.  Notwithstanding the foregoing, this Agreement shall automatically terminate upon the termination of the Administration Agreement.
15.           Notices.  Notices shall be addressed (a) if to TNT, at 50 South LaSalle Street, 9th Floor, Chicago, IL 60603, Attention: Owen Meacham, Esq.; (b) if to the Company, at Northern Trust Investments, Inc., 50 South LaSalle Street, Chicago, IL 60603, Attention: Craig Carberry, Esq. or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
16.           Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
17.           Assignment.  TNT may assign its rights hereunder to any majority-owned direct or indirect subsidiary of TNT provided that TNT gives the Company 30 days' prior written notice of such assignment.
18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.           Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.           Miscellaneous.
(a)
Notwithstanding anything in this Agreement to the contrary, the Company agrees not to adopt any policies which would affect materially the obligations or responsibilities of TNT hereunder without the prior written approval of TNT, which approval shall not be unreasonably withheld or delayed.  For purposes of clarification, nothing contained in this Agreement shall limit the ability of the Fund to adopt any policies or to require the Company to adopt policies.

(b)
Except as expressly provided in this Agreement, TNT hereby disclaims all representations and warranties, express or implied, made to the Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  TNT disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)
This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Notwithstanding any provision hereof, the services of TNT are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Company, the Fund or any other person.
(d)	The Company will provide such information and documentation as TNT may reasonably request in connection with services provided by TNT to the Company.
(e)	This Agreement shall be deemed to be a contract made in Illinois and governed by Illinois law, without regard to principles of conflicts of law.
(f)
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
THE NORTHERN TRUST COMPANY
By:	/s/ Peter Reinhart
Title:	Senior Vice President
NORTHERN TRUST INVESTMENTS, INC.
By:	/s/ Alan W. Robertson
Title:	Executive Vice President
NT EQUITY LONG/SHORT STRATEGIES FUND only with respect to Section 10 herein.
By:	/s/ Margret Duvall
Title:	President

SCHEDULE A

SERVICES OF THE SUB-ADMINISTRATOR

(a)           Maintaining office facilities (which may be in the offices of the Sub-Administrator or a corporate affiliate) and furnishing corporate officers for the Fund;

(b)           Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

(c)           Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

•	Expense accrual monitoring and payment of the Funds' bills, preparing monthly reconciliation of the Fund's expense records and updating projections of annual expenses

•	Determining dividends

•	Calculating yields and total returns

•	Preparing materials for review by the Board, e.g., written reports pursuant to Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A and the Fund's applicable procedures

•	Tax and financial counsel

•	Creating expense pro formas for new portfolios/classes

•	Reporting Fund's statistical information to investment company reporting agencies and associations (e.g., Lipper Analytical Services, Inc. and the Investment Company Institute)

(d)           Preparing and submitting reports to the Fund's shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N SAR;

(e)           Preparing and filing the Fund's federal and state tax returns (other than those required to be filed by the Fund's custodian and transfer agent) and providing shareholder tax information to the Fund's transfer agent;

(f)           Oversight responsibilities include the following:

•	Certain vendor management and invoicing

•	Management of auditor relationship

•	Management of tax function

(g)           Oversight of the "blue sky" function

(h)           Performing corporate secretarial services including the following:

•	Assist in maintaining corporate records and good standing status of the Fund in its state of organization

•	Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

•
Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly and special Board meetings and committee meetings; assemble and distribute Board materials for Board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Trustees may reasonably request

•	Ensure the independence of the Fund's trustees through the annual administration of questionnaires designed to identify conflicts of interest

•	Provide support for written consent votes where needed

(i)           Performing the following legal services:

•	Prepare and file annual Post-Effective Amendments to the Funds' Registration Statement

•	Prepare and file Rule 24f-2 Notices

•	Prepare and file Forms N-SAR

•	Prepare and file Annual and Semi-Annual Financial Reports

•	Communicate significant regulatory or legislative developments to the Fund's management and Board Members and provide related planning assistance where needed

•	Maintain effective communication with outside counsel

•	Arrange D&O/E&O insurance and fidelity bond coverage for Fund

•	Assist in monitoring the Fund's Code of Ethics reporting.

•	Assist in SEC audits of the Fund.